Exhibit 10.6

vGPO, INC.

EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") made effective as of March 1, 2002 by and between vGPO, Inc., a Florida corporation (the "Company") having a place of business at 5525 N. MacArthur Boulevard, Irving, Texas 75038, and Samuel A. Greco, individual (the "Employee") currently residing at 4405 Dade Drive, Flower Mound, Texas 75028.

BACKGROUND INFORMATION

     The Company wishes to secure the continued employment services of the Employee for a definite period of time and upon the particular terms and conditions hereinafter set forth. The Employee is willing to continue to be so employed. Accordingly, Employee and the Company agree as follows:

OPERATIVE PROVISIONS

     1.     Employment and Term.

            The Company hereby employs Employee and the Employee hereby accepts employment by the Company for a period of ten (10) years commencing March 1, 2002 and expiring February 29, 2012, which employment shall be automatically extended for a successive ten (10) year period at the option of the Employee exercisable by written notice to the Company at least ninety days prior to February 29, 2012, unless it is terminated during the pendency of any such period, whether initial or extended, by the occurrence of one of the events described in paragraph 8 of this Agreement.

     2.     Duties.

            a.      During the term of this Agreement, whether initial or extended, the Employee shall render to the Company services as President and Chief Operating Officer, and shall serve in such additional capacities appropriate to his responsibilities and skills as shall be designated by the Company, through action of its Board of Directors. During such period, the Employee shall devote his full attention, time and energies to the business and affairs of the Company (subject to the terms of paragraph 4 below), and will use his best efforts to promote the interests and reputation of the Company; provided that he may pursue such non-competitive activities as do not materially interfere with the performance of his obligations hereunder.

            b.      Company agrees that Employee shall be responsible for the management of the operations and marking functions of and all opportunities for the Company. Company agrees that the operations and marketing office of the Company shall be maintained at such location as Employee shall designate ("Operations Office"). Company agrees that the Operations Office shall not be located outside of Dallas County, Texas without the prior written approval of the Employee. Company further agrees that without his prior written consent, the Company shall not require Employee to perform services at any location other than the Operations Office location.

     3.     Compensation.

            a.      For the services to be rendered by the Employee under this Agreement the Company shall pay him, while he is rendering such services and performing his duties hereunder, and the Employee shall accept as full payment for such service, a base compensation of Six Hundred Thousand Dollars ($600,000.00) per year (inclusive of any amounts subject to employment related withholding requirements), payable in arrears in equal installments on the last business day of each month occurring during the period of employment or otherwise as the parties may agree. Such base compensation shall be increased on the first day of June each year commencing January 1, 2003 by Seventy Five Thousand Dollars ($75,000.00), and may from time to time be supplemented by discretionary bonuses or other benefits payable from time to time, all as determined by action of the Company's Board of Directors. The Company shall have the right to pay the increases in base compensation and any discretionary bonus in the form of securities of the Company or any of its subsidiaries with the written approval of the Employee.

            b.      Employee may, at his sole option, waive his compensation for any period and in any such case the initial term of this Agreement shall be extended for an equivalent period.

            c.      In addition to the compensation described in this paragraph, Employee shall be eligible to participate in any stock option plan that may be adopted by the Company from time to time.

     4.      Vacation; Fringe Benefits; Reimbursement of Expenses.

            a.      The Employee shall be entitled to four (4) weeks of fully paid vacation during the initial year of the term of this Agreement and one (1) additional week of fully paid vacation during each successive year of the initial term of this Agreement such that Employee shall receive five (5) weeks of fully paid vacation during the second year, six (6) weeks during the third year, seven (7) weeks during the fourth year and eight (8) weeks during the fifth year of the term of the Agreement and eight (8) weeks during each year of any extended term of this Agreement. He shall be entitled to receive monetary or other valuable consideration for vacation time to which he is entitled but does not take. The timing of vacation periods shall be within the discretion of the Employee, reasonable exercised so as not to unnecessarily inconvenience the Company.

            b.      During this period of employment hereunder, the Employee shall further be entitled to (i) such leave by reason of physical or mental disability or incapacity and to such participation in family medical, life insurance, pension benefits, disability and other fringe benefit plans as the Company may generally make available to all of its executive employees from time to time at the cost of the Company; subject, however, as to such plans, to such budgetary constraints or other limitations as may be imposed by the Board of Directors of the Company from time to time; (ii) reimbursement for all normal and reasonable expenses necessarily incurred by him in the performance of his obligations hereunder, subject to such reasonable substantiation requirements as may be imposed by the Company; and (iii) an automobile allowance of $2,500 per month.

     5.     Proprietary Interests.

            During and after the expiration of his term of employment with the Company, the Employee shall not communicate or divulge to, or use for the benefit of, any individual, association, partnership, limited partnership, trust, corporation, or other entity except the Company, any proprietary information of the Company received by the Employee by virtue of such employment, without being in receipt of the Board of Directors of the Company's written consent to do so.

     6.     Restrictive Covenant.

            During the term of his employment hereunder, the Employee shall not, directly or indirectly, engage in or become an owner of, render any service to, enter the employment of, or represent or solicit for any business which competes with any activity of the Company conducted at any time during the Employee's period of employment and which is located or active in any country in which the Company shall maintain or intend to maintain any activity. The parties expressly agree that the duration and geographical area of this restrictive covenant are reasonable.

            This covenant shall be construed as an agreement independent of any other provision herein, and the existence of any claim or cause of action of the Employee against the Company regardless of how arising, shall not constitute a defense to the enforcement by the Company of its terms. If any portion of the covenant is held by a court of law to be unenforceable with respect either to its duration or geographical area, for whatever reason, it shall be considered divisible both as to time and geographical area, so that each month of the specified period shall be deemed a separate period of time and each country or political subdivision thereof a separate geographical area, resulting in an intended requirement that the longest lesser period of time or largest lesser geographical area found by such court to be a reasonable restriction shall remain an effective restrictive covenant, specifically enforceable against the Employee.

            Notwithstanding any statement contained in this paragraph 6 to the contrary, legal or beneficial ownership by the Employee of a less than five percent (5%) interest in a competitive corporation at least one class of capital stock of which is publicly traded on a national or regional stock exchange or by means of an electronic interdealer quotation system, shall not be deemed to constitute a breach by the Employee of the terms hereof.

     7.     Remedies for Breach of Employee's Obligations.

            The parties agree that the services of the Employee are of a personal, specific, unique and extraordinary character and cannot be readily replaced by the Company. They further agree that in the course of performing his services, the Employee will have access to various types of proprietary information of the Company, which, if released to others or used by the Employee other than for the benefit of the Company, in either case without the Company's consent, could cause the Company to suffer irreparable injury. Therefore, the obligations of the Employee established under paragraphs 5 and 6 hereof shall be enforceable both at law and in equity, by injunction, specific performance, damages or other remedy; and the right of the Company to obtain any such remedy shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof.

     8.      Modifications and Termination.

            a.      Modification. This Agreement may be amended or modified only with the mutual written consent of the parties, and in its present form comprises the entire agreement between the parties.

            b.      Termination - General. This Agreement is subject to termination prior to the expiration of its initial or any extended term: (i) if by the Employee, upon delivery to the Company of written notice of such intention; and (ii) if by the Company, upon the occurrence of any one of the following events: (a) the complete discontinuance of the Company's activities, or (b) the death of the Employee.

            c.      By Death or Disability. In the event of the Employee's death, his full compensation otherwise due for the full term of the contract, including all extensions and options, following his death shall be paid to his Beneficiary. In the event of his disability, the Employee shall receive full pay under this Agreement until he either returns to work or death occurs (in which case, see Death Benefits).

            d.      Payment of Termination Compensation; Continued Effectiveness of Certain Obligations. Any compensation due the Employee as a result of the termination of his employment status under this Agreement shall be paid in the same manner as if the Employee was still employed by the Company without regard to, set-off or reduction by reason of Employee's compensation for services or otherwise from any other source or party. No termination or expiration of this Agreement whether consummated by action of either party or by operation of the terms hereof, shall relieve the Employee from his continued performance of the obligations established under paragraphs 5 and 6 hereof.

            e.      Life and Disability Coverage. If termination of this Agreement is due to any reason other than death, the Employee shall have the right to purchase any policy of insurance on his life or insuring against his disability which is owned by the Company, the exercise of which right shall be made by written notice furnished to the Company within 30 days subsequent to the date of termination. The purchase price of each policy of life insurance shall be the sum of its interpolated terminal reserve value (computed as of the closing date) and the proportional part of the gross premium last paid before the closing date which covers any period extending beyond that date; or

if the policy to be purchased shall not have been in force for a period sufficient to generate an interpolated terminal reserve value, the purchase price shall be an amount equal to all net premiums paid as of the closing date. The purchase price of each disability income policy shall be the sum of its cash value and the proportional part of the gross premium last paid before the closing date which covers any period extending beyond that date. The purchase of any insurance policy by the Employee shall be closed as promptly as may be practicable after the giving of notice, in no event to exceed thirty (30) days thereafter.

     9.     Indebtedness of Employee. If, during the course of his employment, Employee becomes indebted to the Company for any reason, the Company shall, if it so elects, have the right to set-off and to collect any sums due it from the Employee out of any amounts which it may owe to the Employee for unpaid compensation. In the event that this Agreement terminates for any reason, all sums owed by the Employee to the Company shall become immediately due and payable.

     10.     General Provisions.

            a.      Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his Beneficiary or his legal representatives except as otherwise expressly provided herein.

            b.      Enforceability. If any term or condition of this Agreement shall be adjudged invalid or unenforceable to any extent or in any application by a court of competent jurisdiction, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected thereby and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

            c.      Notice. All notices or other communications required or permitted to be furnished pursuant to this Agreement shall be in writing and shall be deemed properly furnished if hand delivered, mailed from within the United States by certified or registered mail, or sent by prepaid telegram to the recipient party at the address appearing in the preamble to this Agreement or to such other address as any such party may have designated by like notice forwarded to the other party hereto. Change of address notices shall be deemed given when received. All other notices shall be deemed given when mailed, telegraphed or hand delivered.

            d.      Jurisdiction; Application of Florida Law; Venue. The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this Agreement is one for performance in Florida. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Florida court's exercising jurisdiction of any dispute between them. By entering into this Agreement, the parties, and each of them understand that they might be called upon to answer a claim asserted in a Florida court. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida. Venue shall be deemed located in Manatee.

            e.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, all of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.

            f.      Binding Effect. Subject to paragraph 10(a) of this Agreement, each of the provisions and agreements herein contained shall be binding upon and enure to the benefit of the personal representatives, devisees, heirs, successors, transferees and assigns of the respective parties hereto.

            g.      Beneficiary. As used herein, the term "Beneficiary" shall mean the person or persons (who may be designated contingently or successively and who may be an entity other than an individual, including an estate or trust) designated on a written form prescribed by the Board of Directors to receive the termination of Agreement or death benefits described in paragraph 8 above. Each Beneficiary designation shall be effective only when filed with the Secretary of the Company during the Employee's lifetime. Each Beneficiary designation filed with the Secretary will cancel all designations previously so filed. If the Employee fails to properly designate a Beneficiary or if the Beneficiary predeceases the Employee of dies before complete distribution of the benefits has been made, the Company shall distribute the benefit (or balance thereof) to the surviving spouse of the Employee, or if she be then deceased, to the Employee's estate.

            h.      Entire Agreement.This Agreement, and the other documents referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

     IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the day and year first above written.

vGPO, Inc.
By: /s/ Norman R. Dobiesz Norman R. Dobiesz Chairman and Chief Executive Officer
EMPLOYEE:
/s/ Samuel A. Greco Samuel A. Greco